SOURCE INTERLINK COMPANIES, INC.
Code of Ethics

Forward

The Code of Ethics for Source Interlink Companies is a compilation of the basic standards which our directors, employees and consultants are expected to observe in the conduct of their business.  While this Code covers a wide range of business practices, it does not cover every issue that may arise.  Use this Code, other company policies, and your personal moral compass to guide your conduct so as to avoid even the appearance of impropriety.

Compliance with the law—both in letter and in spirit—is the foundation on which our ethical code rests.  If a law conflicts with this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with this Code.  If you have any questions, you should ask your supervisor how to handle the situation.  Those who violate the principles reflected in this Code are subject to disciplinary action up to and including termination of employment.

If you are in a situation which you believe may violate or lead to a violation of this Code, or if you are faced with a potential conflict between your ethical responsibilities and the conduct of the company, it is your responsibility to follow the compliance procedures outlined on page 7 of this Code.  When in doubt, contact one of the following corporate officers who serve on our Ethics Committee: Senior Vice President—Human Relations; Senior Vice President—Internal Audit and Integration; or General Counsel.

Compliance with Laws, Rules & Regulations

Implicit in this Code is our policy that all directors, employees and consultants comply with applicable law.  The law establishes a minimum standard of conduct; however, this Code often requires conduct that exceeds the legal standard.  Every request made of employees by any supervisor carries with it, whether or not expressed, the understanding that employees are to comply with the request only to the extent they can do so while complying both with the law and this Code.  In certain instances, areas of our business may have their own unique policies that supplement this Code or address subjects not otherwise covered by this Code due to the nature of their business.  These unique policies are in addition to the requirements of this Code and should not be interpreted in a manner that would diminish the standard of conduct established by this Code.

Conflicts of Interest

In order to maintain the highest degree of integrity in the conduct of the Company’s business and in the exercise of your independent judgment, you must avoid any activity or personal interest that creates or appears to create a conflict between your interests and the interests of the Company.  A “conflict of interest” exists when a person’s personal interests interfere or appear to interfere with the interests of the Company.  Conflicts of interest are not always easily identifiable, but generally arise when a director, employee or consultant takes actions or has interests that could make it difficult to perform his or her Company work objectively and effectively.  Conflicts of interest can also arise when a director, employee or consultant, or a member of his or her family, receives an improper personal benefit because of his or her position with the Company.  Examples of some of the more common conflict situations are discussed in the paragraphs that follow; however, if you have a question, or become aware of a conflict or potential conflict, you should bring the matter to the attention of a supervisor, manager or other appropriate person, or consult the compliance procedures outlined on page 7 of this Code.

Insider Trading.  Directors, employees and consultants who have access to confidential information are not permitted to use or share that information for the purpose of trading in the Company’s stock or for any other purpose, except to facilitate the conduct of our business.  All nonpublic information about the Company or our business should be considered confidential.  Using nonpublic information for personal financial benefit, or to “tip” others who might make an investment decision on the basis of the information, is unethical and illegal.

When investing in the Company’s stock or other securities, keep in mind that such an investment is a personal decision and should be made in light of your individual portfolio diversification needs, as well as other factors and circumstances.  In general, excessive trading in our stock, or any short-selling of our stock, is not consistent with the best interests of the Company and may be a violation of federal and state securities laws, whether done intentionally or inadvertently.

We have established certain specific policies with respect to transactions in our stock that are applicable to all directors, officers and those other employees and consultants who have regular access to material nonpublic information about the company and its business.  For example, “blackout” periods have been established during which those directors, officers, employees and consultants are prohibited from trading in our stock, regardless of whether they are in possession of material nonpublic information.  Outside the blackout periods, we have established certain “pre-clearance” procedures that those directors, officers, employees and consultants are required to follow.

If you have any questions regarding our trading policies, you should contact the legal department.

Use of Company Assets and Corporate Opportunities.  All employees are required to be stewards of the Company’s assets, protecting them and ensuring their efficient and effective use.  Except as may be authorized in advance, all of our assets, including financial and other resources, project vehicles, equipment, materials, information and your time must be used only for legitimate business purposes.  While incidental or occasional use may be permitted, theft, carelessness, and waste have a direct impact on our profitability. You should be aware that personal messages and files on our computer and telephone systems are Company property and you should have no expectation of personal privacy in connection with your use of those resources. If you suspect an incident of fraud or theft has occurred, or that any of our assets have been used for personal benefit without proper authorization, you must immediately report the matter for investigation. In this regard, please refer to the compliance procedures outlined on page 7 of this Code.

The obligation of employees to protect our assets includes our proprietary information.  Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports.  Unauthorized use or distribution of this information violates Company policy, and if found to be illegal, could result in civil or even criminal penalties.

Without the prior written approval of our ethics committee, you may not participate in a joint venture, partnership or other business arrangement with the Company. If you are offered a business opportunity based on your access to Company property or information, or as a result of your position with the Company, such as from a competitor or actual or potential client, supplier or business associate, you may not participate in the business or make the investment and must instead inform a member of the ethics committee.  Such opportunities are for the Company, not for you personally.

Financial Interests in Other Businesses.  Neither you nor any of your immediate family members may have an ownership interest in any other enterprise if that interest compromises or appears to compromise your loyalty to the Company.  For example, you may not own an interest in one of our competitors.  You may not own an interest in a company that does business with us (such as a customer or a supplier) unless you obtain written approval from our ethics committee.  However, it is not typically considered a conflict of interest (and therefore prior written approval is not required) to (i) make investments with a total value of no more than five percent (5%) of your total annual compensation in competitors, customers, or suppliers that are publicly traded, or (ii)

make investments through any registered mutual fund or through a trust over which you do not exercise investment authority.

Outside Employment and Activities.

Simultaneous employment with or serving as a director of one of our competitors is strictly prohibited, as is any activity that is intended to or that you should reasonably expect to advance a competitor’s interests.  You may not market products or services in competition with our current or potential business activities.  It is your responsibility to consult with the ethics committee to determine whether a planned activity will compete with any of our business activities before you pursue the activity in question.

Without the prior written approval of the ethics committee, you may not be a customer, client or supplier, be employed by, serve as a director of or represent a customer, client or supplier of the Company.  Moreover, without approval of the ethics committee, you may not accept benefits of any kind (such as the use of motor vehicles, boats, or housing) from a third party as compensation or payment (gift, gratuity or entertainment) in connection with any advice or services that you may provide with respect to that party’s business with us.  For example, you may not accept the use of a motor vehicle with the explicit or implicit understanding that such use would result in favorable editorial or photographic content appearing in one of our publications.

We encourage all our associates to participate in projects and causes that further the welfare of our local communities.  However, you must obtain the prior written consent of the ethics committee before serving as a director or trustee of any charitable, not-for-profit or other entity.  Similarly you must obtain the prior written approval of the ethics committee before running for election or seeking appointment to any government-related position.

If your spouse or significant other, your children, parents, in-laws, or someone else with whom you have a familial relationship is a competitor, supplier or customer of the Company or is employed by one, you must disclose the relationship to the ethics committee so that it can be assessed, and the nature and extent of any concern resolved.  You must carefully guard against inadvertently disclosing Company information and being involved in decisions on behalf of the Company that concern the other entity.

Gifts, Gratuities and Entertainment

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers or suppliers.  No gift or entertainment should ever be offered, given, provided or accepted by you or your family, unless it (i) is not cash, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff, and (v) does not violate any laws or regulations.

Gifts of a nominal value may be accepted on an occasional basis, such as during the holiday season, as a reasonable business courtesy.

Routine business related entertainment, such as a business lunch or dinner, sports outing or cultural event, is acceptable under this policy.

At times, alcohol may be available at company sponsored functions and business related activities.  In such situations, use discretion and act responsibly to ensure your safety and the safety of others.

Gifts, gratuities and entertainment that our employees are prohibited from accepting must not be offered to the employees of customers or suppliers.

Please discuss with your supervisor any gifts or proposed gifts that you are not certain are appropriate.

Competition and Fair Dealing.

We seek to out perform our competition fairly and honestly.  We seek competitive advantages through superior performance—never through unethical or illegal business practices.  Although we seek information about our competitors, stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.  Each employee should endeavor to respect the rights of and deal fairly with our customers, suppliers, competitors, and employees.  No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.  It is contrary to our practice and ethics to hire, commission or retain a competitor’s current or former employee solely to obtain such information.

You must not engage a competitor in discussions, agreements or understandings concerning prices or allocations of territory, customers, or sales.  In addition, you should avoid discussions with a competitor inhibiting free and open competition or involving tie-in sales or reciprocal transactions without prior authorization from senior management, who will likely consult with the legal department.

Record-Keeping.

We require honest and accurate recording and reporting of information in order to make responsible business decisions.  For example, only the actual number of hours worked should be reported.  Many employees regularly use business expense accounts; these must be documented and recorded accurately and in some cases receive prior approval.  If you are not certain whether a particular expense is legitimate or requires prior approval, it is your responsibility to consult the rules and guidelines issued by the finance department and to ask your supervisor or the chief financial officer of your division.

All of our books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect our transactions and must conform to both applicable legal requirements and to our system of internal controls.  Unrecorded or “off the books” funds or accounts must not be maintained.  Business records and communications often become public; you should, therefore, avoid exaggeration, derogatory remarks, guesswork, and inappropriate characterizations of people and companies.  This applies to email, internal memoranda and formal reports.  Records should always be retained or destroyed according to our record retention policies.  In accordance with those policies, in the event of litigation or government investigation, please consult with the legal department.

Waivers of this Code.

Any waiver of the provisions of this Code with respect to the conduct or activities of any of our executive officers or directors may be granted only by the Board of Directors and will be promptly disclosed as required by applicable law and regulations.

Reporting of any Illegal or Unethical Behavior.

You are responsible for being aware of this Code and other company policies applicable to your activities, and complying with them fully.  You also have a duty to report any apparent misconduct through appropriate management channels, or any special and confidential reporting mechanisms that may be established for such purpose, and to assist in the prevention and correction of problems.  You are encouraged to talk to you supervisor, manager, and other appropriate persons about observed illegal or unethical behavior, and when in doubt about the best course of action in a particular situation.  If you know or have reason to believe that other employees are engaged in conduct violating this Code, you should immediately report the matter.  No supervisor will retaliate against any person, directly or indirectly, who in good faith and in accordance with company procedures, reports any act of apparent misconduct.  You are expected to cooperate fully in any investigation of an alleged violation.  Failure of any employee to comply with this Code will result in disciplinary action, which may include termination.

Compliance Procedures.

We must all work to ensure prompt and appropriate action against violations of this Code.  However, in some situations it is difficult to know right from wrong.  Since we cannot anticipate every situation that might arise, it is important that we have a way to approach a new question or problem.  In such a situation, you should follow the following procedures:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

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Ask yourself: What specifically am I being asked to do?  Does it seem unethical or improper?  This will enable you to focus on the specific question you are faced with, and the alternatives you have.  Use your judgment and common sense; if something seems unethical or improper—it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

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Discuss the problem with your supervisor.  This is the basic guidance for all situations.  In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being included in the decision-making process.  Remember, it is your supervisor’s responsibility to help solve problems.

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Seek help from company resources.  Where it may not be appropriate to discuss an issue with your supervisor or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager or your human resources manager.  If that is not appropriate, you may also call the Reporting Hotline toll free at (866) 352-2787 or by going online to http://www.openboard.info/sorc/.  The Reporting Hotline is staffed by an outside, non-affiliated company with staff trained to collect this type of information. Calls to the Reporting Hotline are completely anonymous and any call not related to accounting matters will be forwarded to the appropriate company executive or to the ethic committee.

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You may report ethical violations in confidence and without fear of retaliation.  If your situation requires that your identity be kept secret, your anonymity will be protected.  We do not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure what to do in any situation, seek guidance before you act.